1919 INVESTMENT COUNSEL, LLC

 CODE OF ETHICS

(Amended December 12, 2016)

TABLE OF CONTENTS

I.	Introduction

A.	Regulatory Requirements to Establish Code of Ethics
B.	Defined Terms; CCO
C.	Persons Covered by the Code
D.	Standards of Business Conduct
E.	Frequent Trading
F.	Duty to Promptly Report Violations
G.	Requirement to Provide Code and Any Amendments to Access Persons
H.	Written Acknowledgement and Compliance Agreement Requirement

II.	Required Reporting of Personal Securities Accounts, Holdings and Transactions

A.	Personal Securities Accounts and Personal Securities Holdings
B.	New Personal Securities Accounts; Approved Brokers
C.	Account Statements and Confirmations
D.	Reporting Obligation for Certain Personal Securities Transactions
E.	Exemptions

III.	Certain Prohibited Personal Securities Transactions

A.	Initial Public Offerings
B.	Limited Offerings
C.	Other Prohibited Transactions

IV.	Personal Securities Transactions Involving Stifel-Affiliated Funds

A.	Prohibited Transactions in Stifel-Affiliated Fund Shares
B.	Exemptions

V.	Personal Securities Transactions Not Involving Stifel-Affiliated Funds

A.	Preclearance Requirement
B.	Blackout Period: 1919 Fund Portfolio Managers and Traders
C.	Exemptions
D.	Arthur Karafin Investment Advisors (“AKIA”) Department

ii

VI.	Review of Personal Securities Holdings and Personal Securities Transactions

A.	Initial, Annual and Quarterly Reviews
B.	Reporting to Senior Management

VII.	Limitations on Gifts and Entertainment

A.            Accepting Gifts and Entertainment
B.            Solicitation of Gifts and Entertainment
C.            Giving Gifts and Providing Entertainment
D.            Personal Gifts

VIII.	Administration of the Code of Ethics

A.	Administration by the Chief Compliance Officer
B.	Investigating and Reporting Violations
C.	Remedies and Sanctions
D.	Potential Exceptions
E.	Questions
F.	Training
G.	1919 Fund Board Approval
H.	Required Disclosures

IX.	Definitions

X.	Appendices

Appendix 1	Chief Compliance Officer Delegates
Appendix 2	Exempt Securities Account Certification and Agreement
Appendix 3	Managed Account Certification and Agreement
Appendix 4	Request for Approval to Invest in A Private Placement

iii

I. INTRODUCTION

A.
Regulatory Requirements to Establish Code of Ethics.  Rule 204A-1 under the Investment Advisers Act of 1940 requires investment advisory firms to establish, maintain and enforce codes of ethics. Investment advisers to mutual funds are also required to establish codes of ethics by Rule 17j-1 under the Investment Company Act of 1940.

B.
Defined Terms; CCO.  Definitions of certain capitalized terms used in this code of ethics (the “Code”) are set forth in Section IX.  In addition, references in the Code to “CCO” shall mean the Chief Compliance Officer of 1919ic (as defined below) or, for certain purposes, either the Chief Compliance Officer or another 1919ic employee as set forth on Appendix 1.

C.
Persons Covered by the Code.  Each officer, director and employee of 1919 Investment Counsel, LLC, (“1919ic”) (each, an “Access Person”), is covered by, and must comply with, the Code.  The CCO may designate additional persons as Access Persons subject to the Code’s requirements.

D.
Standards of Business Conduct.  The Code is based on the principle that 1919ic and its Access Persons owe a fiduciary duty to 1919ic clients (“Clients”) and must avoid activities, interests and relationships that might interfere with making decisions in the best interests of Clients.  Access Persons must at all times comply with the following standards of business conduct:

1.
Compliance with Applicable Law.  In addition to complying with the Code, Access Persons must comply with applicable requirements of the federal securities laws.  In particular, in addition to complying with all other such applicable requirements, neither 1919ic nor any Access Persons shall:

i.
Employ any device, scheme or artifice to defraud, or engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any Client or prospective client or any party to any securities transaction;

ii.	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make a statement of 1919ic, in light of the circumstances under which it is made, not misleading;

iii.	Engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative; or

iv.
Trade in Securities of an issuer (or Equivalent Securities) while in possession of material nonpublic information concerning the Securities or their issuer (refer to 1919ic’s separate Non-Public Information Policy for additional requirements).

2.
Clients Come First.  Access Persons must not serve their personal interests ahead of the interests of Clients.  An Access Person may not induce or cause 1919ic to take action, or not take action, for the Access Person's personal benefit, rather than for the benefit of Clients.  For example, an Access Person would violate the Code by causing Client accounts to purchase a Security the Access Person owned for the purpose of increasing the Security’s price.

3.
Do Not Take Advantage.  Access Persons may not use their knowledge of open, executed, or pending transactions to profit by the market effect of such transactions.  Nor may they use their knowledge of the identity, size or price of a securities position in any account managed by 1919ic to engage in short-term or other abusive trading in such Securities.

4.
Avoid Other Inappropriate Relationships or Activities.  Access Persons should avoid relationships or activities that could call into question the Access Person’s ability to exercise independent judgment in the best interests of Clients.  In particular, receipt of investment opportunities, or certain gifts and Entertainment from persons seeking or already conducting business with 1919ic could call into question the exercise of an Access Person's independent judgment.  See Section VII of the Code for restrictions on gifts and Entertainment.

5.
Confidentiality.  Access Persons are prohibited from revealing information relating to 1919ic’s investment intentions, investment activities and client portfolios, as well as other confidential information, except to persons whose responsibilities require knowledge of the information.

6.
Doubtful Situations; Technical Compliance.  Doubtful situations should be resolved in favor of Clients.  In addition, compliance with the Code's technical requirements and procedures will not automatically insulate from scrutiny any Securities transactions or other conduct that might indicate a violation of fiduciary duties.

E.
Frequent Trading.  1919ic expects each Access Person to devote the large majority of each workday to performing his or her job functions at 1919ic.  1919ic discourages personal trading and other personal activity during the workday that is so frequent or time-consuming that it may detract from the Access Person’s proper performance of job responsibilities.  1919ic currently does not impose a specific limit on the number of Personal Securities Transactions an Access Person may effect.  However, the CCO periodically reviews the frequency of Personal Securities Transactions and reports on the results of such reviews to Senior Management.  Senior Management may decide to impose limits on the frequency of Personal Securities Transactions by one or more Access Persons.

F.	Duty to Promptly Report Violations. Access Persons must promptly report any actual or suspected violation of the Code to the CCO.

G.
Requirement to Provide Code and Any Amendments to Access Persons.  The CCO is required to provide each Access Person, immediately after such person becomes an Access Person, with a copy of the Code.  The 1919ic supervisor of such an Access Person is responsible for ensuring that the CCO is notified in writing that the person has become an Access Person.  This notification must be provided no later than the time such person becomes an Access Person.  Promptly after any amendment of the Code, the CCO is required to provide all Access Persons with a copy of the amendment.

H.
Written Acknowledgment and Compliance Agreement Requirement.  Promptly after receiving the Code or any amendment of the Code, in each case as required by Section I.G. above, an Access Person is required to acknowledge in writing receipt thereof and agree in writing to comply therewith (and to make such other compliance-related agreements as the CCO may require).  Access Persons also are required to make this acknowledgement and agreement on an annual basis.  Access Persons shall provide such acknowledgements and required agreements on the PTA System unless the CCO approves an alternative approach.

II.	REQUIRED REPORTING OF PERSONAL SECURITIES ACCOUNTS, HOLDINGS AND TRANSACTIONS

A.
Personal Securities Accounts and Personal Securities Holdings.  Within ten (10) days of becoming an Access Person and at least once each twelve (12) months thereafter, an Access Person must disclose and certify as to all his or her Personal Securities Accounts and, subject to any applicable exemption in Section II.E below, Personal Securities Holdings.

This includes the Access Person’s Securities accounts and holdings, and also those of Immediate Family members living in the same household with the Access Person

The disclosed information must be as of a date no more than forty-five (45) days prior to:

1.	The date the Access Person became an Access Person, in the case of the Access Person’s initial disclosure and certification; and

2.	The date the Access Person makes the disclosure and certification, in the case of all subsequent disclosures and certifications.

For a Personal Securities Account, the disclosed information must include the title and number of the account and the name of the broker or bank at which the account is maintained.

For Personal Securities Holdings, the disclosed information must include (i) the title and type of each Security (other than Exempt Securities), and as applicable the exchange ticker symbol or CUSIP number, and (ii) the number of shares or principal amount of each Security (other than Exempt Securities).

B.
New Personal Securities Accounts; Approved Brokers.  An Access Person may open a new Personal Securities Account (including a Securities account of a same-household Immediate Family member) only with an Approved Broker, unless the CCO gives prior written approval of the opening of the Personal Securities Account with a broker or bank that is not an Approved Broker.  The CCO will maintain a list of Approved Brokers on the PTA System.  An Access Person must notify the CCO in writing immediately upon the opening of a new Personal Securities Account.  Such notice must identify the broker or bank maintaining the account and the title and number of the account.

C.
Account Statements and Confirmations.  No later than thirty (30) days after the end of each calendar quarter, Access Persons are required to provide, or cause to be provided, to the CCO (i) account statements covering such quarter for their Personal Securities Accounts (including a Securities account of a same-household Immediate Family member), and (ii) transaction confirmations for all transactions (other than transactions in Exempt Securities) in such accounts during the quarter.[1]  For Personal Securities Accounts with Approved Brokers, these quarterly requirements will be satisfied by the linking of the accounts with the PTA System.

D.
Reporting Obligation for Certain Personal Securities Transactions.  For a Personal Securities Transaction (including a Securities transaction of a same-household Immediate Family member, but excluding transactions in Exempt Securities), such as a gift or inheritance, that does not result in a transaction confirmation being provided to the CCO as set forth in Section II.C above, an Access Person must provide the following information to the CCO no later than thirty (30) days after the end of the calendar quarter in which the transaction occurs:  (i) the date of the transaction, (ii) the title of the Security, and (iii) as applicable, the Security’s exchange ticker symbol or CUSIP number, interest rate, maturity date, number of shares, and principal amount.

1
Account statements and confirmations provided must include the following information for Personal Securities Transactions: (i) the date of the transaction, (ii) the title of the Security, and (iii) as applicable, the Security’s exchange ticker symbol or CUSIP number, interest rate, maturity date, number of shares, and principal amount.    If all such applicable information is included in statements provided for a Personal Securities Account, then the Access Person does not also have to provide confirmations for transactions in such account.

E.	Exemptions

1.
Exempt Securities.  An Access Person is not required, pursuant to Section II.A above, to disclose holdings in a Personal Securities Account holding only Exempt Securities if the Access Person (i) submits a certification and agreement that such account holds, and will hold, only Exempt Securities (via the PTA System or by completing and submitting to the CCO the Exempt Securities Account Certification and Agreement attached as Appendix 2), and (ii) complies with such certification and agreement.

2.
Managed Accounts.  An Access Person is not required, pursuant to Sections II.A, II.C and II.D above, to disclose Personal Securities Holdings, or to provide account statements, transaction confirmations or other transaction information, for a Personal Securities Account for which the Access Person (i) submits a certification and agreement as to non-involvement with investment decisions (via the PTA System or by completing and submitting to the CCO the Managed Account Certification and Agreement attached as Appendix 3), and (ii) complies with such certification and agreement.  A Personal Securities Account for which an Access Person satisfies these requirements is referred to as an “Exempt Managed Account.”

3.
Systematic Investment/Withdrawal Plans.  An Access Person is not required, pursuant to Sections II.C and II.D above, to provide account statements, transaction confirmations or other transaction information for Securities transactions effected pursuant to a Systematic Investment/Withdrawal Plan the CCO has approved in writing, as long as the Access Person complies with the terms of such approval.

Account disclosure and approval requirements under Sections II.A and II.B are not affected by the above exemptions and continue to apply.

Note that disclosure and approval requirements do not apply for accounts, such as certificates of deposit (“CDs”) and bank savings and checking accounts, that do not accommodate Securities holdings or transactions.

III.	CERTAIN PROHIBITED PERSONAL SECURITIES TRANSACTIONS

A.
Initial Public Offerings.  An Access Person’s acquisition of a Beneficial Interest in Securities in an Initial Public Offering is prohibited, except that purchasing in a new offering of shares of a mutual fund that is not a Stifel-Affiliated Fund is not prohibited.

B.	Limited Offerings.

1.
An Access Person’s acquisition of a Beneficial Interest in a Security in a Limited Offering (commonly referred to as a “private placement”) may be made only with the prior written approval of Senior Management and the CCO (requests must be submitted in the PTA system or by completing the “Request for Approval to Invest in A Private Placement” form attached as Appendix 4).  In determining whether to grant approval, Senior Management and the CCO must consider whether the investment opportunity should be reserved for one or more Clients and whether the investment is being made available to the Access Person or his or her same-household Immediate Family member because of the Access Person’s status with 1919ic.

2.
If an Access Person has a Beneficial Interest in a Security acquired in a Limited Offering, the Access Person may not make or participate in a decision to buy or sell, or recommend the buying or selling of, a Security (or Equivalent Security) of the same issuer to or for a Client.  Any decision to purchase or sell such a Security (or Equivalent Security) must be made by a Portfolio Manager with no personal interest in the issuer.

3.
The CCO and Senior Management may decide to waive the requirements of Section III.B.2 above for Securities of one or more collective investment vehicles if they determine that doing so will not result in a conflict between Client interests and the personal interests of Access Persons or their same-household Immediate Family members.

C.
Other Prohibited Transactions.  The CCO and Senior Management may decide to prohibit additional types of Personal Securities Transactions if they determine such types of Personal Securities Transactions involve unacceptable conflicts of interest or potential diversions of investment opportunities or are otherwise inappropriate.

IV.	PERSONAL SECURITIES TRANSACTIONS INVOLVING STIFEL-AFFILIATED FUNDS

A.	Prohibited Transactions in Stifel-Affiliated Fund Shares.

1.	60-Day Holding Period. No Access Person or same-household Immediate Family member may sell shares of a Stifel-Affiliated Fund (including a 1919 Fund) within sixty (60) calendar days of purchasing shares of the same Fund.

2.	Other Prohibited Trading. No Access Person may use his or her knowledge of the portfolio holdings of a 1919 Fund to engage in short-term trading of 1919 Fund shares.

B.	Exemptions. The following Personal Securities Transactions involving Stifel-Affiliated Fund, including 1919 Fund, shares are exempt from the restrictions in Section IV.A above:

1.	Exempt Managed Accounts. Purchases or sales of Stifel-Affiliated Fund, including 1919 Fund, shares in an Exempt Managed Account, as defined in Section II.E.2 above.

2.
Systematic Investment and Withdrawal Plans.  Purchases or sales of
 Stifel-Affiliated Fund, including 1919 Fund, shares pursuant to a systematic investment or withdrawal plan that has previously been approved in writing by the CCO, as set forth in Section II.E.3.

V.	PERSONAL SECURITIES TRANSACTIONS NOT INVOLVING STIFEL-AFFILIATED FUNDS

A. Preclearance Requirement.

1.
General Requirement.  Subject to the exemptions in Section V.C and Section V.D below (each, to the extent applicable), Access Persons must preclear any Personal Securities Transaction not involving Stifel-Affiliated Fund shares, including without limitation any Personal Securities Transaction involving exchange-traded funds (“ETFs”) or exchange-traded notes (“ETNs”):

(i) via the PTA System, or

(ii) by obtaining the CCO’s prior written approval.

Preclearance will not be effective unless granted by the PTA System or the CCO in writing and specifying the date and time.  Preclearance will be granted only if it is confirmed, via the PTA System or manually by the CCO, that there are not then any open orders in the Security, or any Equivalent Security, at 1919ic’s trading desk.  No 1919ic Access Person, including without limitation 1919’s Chief Compliance Officer and other members of 1919ic’s Legal and Compliance Department, may approve his or her own preclearance request.

2.
Duration of Preclearance Approval.  When granted, preclearance is effective until the earlier of (1) its revocation by the CCO, (2) the close of business on the day preclearance is granted or (3) the moment the Access Person learns that any information provided in seeking preclearance is not accurate.  If the order is not placed within that period, a new preclearance approval must be obtained before the order is placed. If the order is placed but has not been executed before the preclearance expires (for example, in the case of a limit order), no new preclearance is required unless the Access Person amends the original order in any way or learns that the information provided in seeking preclearance is not accurate.

3.	The CCO shall review Personal Securities Transactions in Personal Securities Accounts that are not linked to PTA to confirm that preclearance has been obtained, if required hereunder.

B.	Blackout Period: 1919 Fund Portfolio Managers and Traders.

1.
Day of 1919 Fund Trade.  1919 Fund portfolio managers and 1919 Traders are prohibited from making Personal Securities Transactions in a Security the same day the 1919 Fund trades in the Security, if at the time of the Personal Securities Transaction, they are aware the Security is being, or will be, bought or sold by the 1919 Fund on the same day.

2.
Post-1919-Fund Trades:  7 Days.  For seven (7) days after an 1919 Fund transacts (buy or sell) in a Security, the 1919 Fund’s Portfolio Manager is prohibited from making any opposite-direction Personal Securities Transaction in a Security bought or sold for the 1919 Fund unless the Fund transaction was driven by 1919 Fund share redemptions or subscriptions.

C.	Exemptions.

1.	De Minimis Transaction Exemption. The following Personal Securities Transactions are exempt from the preclearance requirement in Section V.A:

(a)
Equity Securities.  Any one or more transactions in an equity Security effected over a thirty (30) calendar day period and involving 1000 shares or less in the aggregate if (i) the issuer of the Security is listed on the New York Stock Exchange, or (ii) has a market capitalization in excess of $1 billion.

(b)	Options. Any transaction involving stock options where the underlying equity Security qualifies under the exemption set forth in clause (a) above.

(c)
Fixed Income Securities.  Any one or more transactions in a fixed income security other than a municipal fixed income security, effected over a thirty (30) calendar day period and involving $100,000 principal amount or less in the aggregate.  This de minimis exemption is not available for transactions in municipal fixed income Securities.  Personal Securities Transactions in such Securities, including such transactions by an Access Person’s same-household Immediate Family members, must be precleared regardless of transaction size (unless an exemption in Section V.C.2 or Section V.D. below is available).

(d)	ETFs and ETNs. Any one or more transactions in an ETF or ETN, effected over a thirty (30) calendar day period and involving 1,000 shares or less in the aggregate.

2.
Other Exemptions.  The following Personal Securities Transactions are exempt from the preclearance requirement in Section V.A and the 1919 Fund Portfolio Manager and Trader blackout period in Section V.B:

a.
Mutual Funds.  Any purchase or sale of a Security issued by a mutual fund (note that the restrictions on purchases and sales of Stifel-Affiliated Fund, including 1919 Fund, shares, including the 60-day minimum holding period in Section IV.A.1 above, continue to apply; also, this exemption is not available for closed-end funds or ETFs).

b.	Exempt Managed Accounts. Any purchase or sale of a Security in an Exempt Managed Account, as defined in Section II.E.2 above.

c.	Stifel Financial Corp. Stock. Any purchase or sale of Stifel Financial Corp. stock.

d.
Certain Corporate Actions.  Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

e.
Systematic Investment/Withdrawal Plans.  Purchases or sales of Securities pursuant to a systematic investment or withdrawal plan that has previously been approved in writing by the CCO, as set forth in Section II.E.3.

f.
Options-Related Activity.  Any acquisition or disposition of a Security in connection with an options-related Personal Securities Transaction that has been previously approved pursuant to the preclearance requirement in Section V.A above.  For example, if an Access Person receives preclearance approval to write a covered call, and the call is later exercised, an additional preclearance will not be required for the sale of the underlying Security in connection with the call’s exercise.

g.	Rights. Any acquisition of Securities through the exercise of rights issued pro rata to all holders of a class of Securities.

h.	Exempt Securities. Any transaction in Exempt Securities.

D.	Arthur Karafin Investment Advisors (“AKIA”) Department.

1.
AKIA Access Person Personal Securities Transactions.  Personal Securities Transactions of Access Persons working in the AKIA Department (“AKIA Access Persons”) are exempt from the preclearance requirement set forth in Section V.A and the 1919 Fund Portfolio Manager and Trader blackout period set forth in Section V.B.  The AKIA Department is a separately operated department of 1919ic that does not place trades through 1919ic’s trading desk.

No less frequently than quarterly, the CCO (i) reviews the Personal Securities Transactions of AKIA Access Persons in an effort to determine that such transactions are not disadvantaging Clients that receive investment advisory services from the AKIA Department, and (ii) reports on the results of these reviews to Senior Management.

2.
Limitation on AKIA Access Person Equity Personal Securities Transactions.  An AKIA Access Person is prohibited from buying or selling more than 1,000 shares of an equity Security during a single day, provided that (i) this 1,000 share limit does not apply if the aggregate value of the AKIA Access Person’s buys or sells of the equity Security during the day does not exceed $50,000 (e.g. for a $10 stock, 5,000 shares may be bought or sold), and (2) in the event of a same-day buy and sell of an equity Security, each of the buy and the sell transaction(s) are separately subject to the above limitations.

3.
Limitation on AKIA Access Person Fixed Income Personal Securities Transactions.  An AKIA Access Person is prohibited from buying or selling a fixed income Security with a greater than $100,000 principal amount during a single day.

VI.	REVIEW OF PERSONAL SECURITIES HOLDINGS AND PERSONAL SECURITIES TRANSACTIONS

A.
Initial, Annual And Quarterly Reviews.  The CCO will review each Access Person’s Personal Securities Holdings reported under the Code after such information is initially provided and after each annual Personal Securities Holdings report is provided, in each case as set forth in Section II.A above.  On a quarterly basis, the CCO will review each Access Person’s Personal Securities Transactions reported under the Code.

B.
Reporting to Senior Management.  On a quarterly basis, the CCO will report to Senior Management on the results of reviews of Access Person Personal Securities Holdings and Personal Securities Transactions.

VII.	LIMITATIONS ON GIFTS AND ENTERTAINMENT

A.
Accepting Gifts and Entertainment.  On occasion, because of their position with 1919ic, Access Persons may be offered, or may receive without notice, gifts and/or Entertainment from Clients, brokers, vendors, or other persons.  Acceptance of gifts of cash, securities, travel expenses or lodging expenses, or reimbursement of travel or lodging expenses is not permissible.  Any such gifts or remibursements must be declined or returned in order to protect the reputation and integrity of 1919ic.  Other types of gifts and Entertainment may be accepted by an Access Person from a third party only if they are of nominal value (i.e., gifts and Entertainment from a third party whose reasonable value is no more than $250 a year), provided that Access Persons may receive meals, transportation and lodging without regard for the $250 limitation as follows:

(i)
An Access Person may receive reasonable meals and local transportation from a third party in connection with the Access Person’s attendance at, or participation in, one or more research or investment conferences or meetings arranged by the third party if the conference or meeting has a bona fide connection to the Access Person’s 1919ic job responsibilities.

(ii)	An Access Person may receive occasional meals, transportation and lodging from a 1919ic client that are reasonable under the circumstances.

If an Access Person receives any gift or Entertainment that is prohibited under this Code, the Access Person must immediately inform the CCO so that appropriate action (e.g., reimbursement, return) can be taken in order to protect the reputation and integrity of 1919ic.  In no event may an Access Person accept gifts or Entertainment (even of nominal value) if the Access Person feels doing so would obligate him or her to repay the person providing the gifts and/or Entertainment with 1919ic business or with conduct that would disadvantage 1919ic clients.

B.	Solicitation of Gifts and Entertainment. Access Persons may not solicit gifts or Entertainment.

C.
Giving Gifts and Providing Entertainment.  Access Persons may not give gifts with an aggregate value in excess of the annual limit under the FINRA gift rule (currently, $100 per person per year), per person to persons associated with the news media or securities or financial organizations, including exchanges, FINRA member firms, and commodity firms.  The corresponding annual limit for gifts to persons who are, or who are associated with, Clients is $250, provided that this limit will not apply to charitable contributions made by Access Persons or 1919ic.   Additionally, Access Persons may not provide Entertainment to persons associated with securities or financial organizations, including exchanges, FINRA member firms, commodity firms, news media, or Clients, where the value of the Entertainment exceeds a reasonable amount.

Access Persons must be aware that certain clients (such as state or municipal pension funds) may not allow their employees (or government officials) to accept any gifts or Entertainment or may have set a different threshold limit for accepting gifts or Entertainment. As a result, no Access Persons may give gifts or provide Entertainment to clients or prospective clients in excess of any limits set by such organizations.

Access Persons must be aware that the U.S. Department of Labor requires reporting by investment managers of certain payments (e.g., gifts, meals and Entertainment) made to a union or officer, trustee, agent, employee or other representative of a union with a total value of over $250 during any fiscal year.

D.
Personal Gifts and Entertainment. Gifts and Entertainment given to or by Access Persons based on personal (i.e., unrelated to work) relationships, such as family relationships, are not subject to restrictions under the Code.

VIII. ADMINSTRATION OF THE CODE OF ETHICS

A.	Administration by the Chief Compliance Officer. The CCO is responsible for the regular administration of this Code of Ethics.

B.
Investigating and Reporting Violations.  The CCO is responsible for investigating any suspected violation of the Code and shall report the results of each investigation of a matter which the CCO determines constitutes a violation to Senior Management.  Any material violation of the Code by an Access Person will be reported, to the extent required, to the Boards of Directors or Trustees of the relevant 1919 Funds no less frequently than quarterly.

C.
Remedies and Sanctions.  Any Access Person who violates the Code can be subject to disciplinary actions, up to and including termination of employment.  In addition, information concerning violations may be forwarded to the Securities and Exchange Commission or other regulators or law enforcement officials.

Any Securities transactions effected in violation of the Code (including without limit with respect to 1919 Funds, other Stifel-Affiliated Funds, trading blackouts, Initial Public Offerings and preclearance periods) can subject the Access Person to warnings, limitations on trading, financial penalties (particularly unwinding the trade or disgorgement of profits), suspension or termination of employment, depending on the severity and/or frequency of the violations.  Enforcement of the Code will be administered by the CCO and Senior Management, and they will jointly decide on appropriate remedial action in the event of material or other significant violations.

D.
Potential Exceptions.  The CCO may grant exceptions to the requirements of the Code on a case-by-case basis if the CCO finds that the proposed conduct involves negligible opportunity for abuse.  All such exceptions must be in writing and must be reported to Senior Management at least quarterly.

E.	Questions. Access Person questions concerning the requirements of the Code should be directed to the CCO.

F.	Training. The CCO will arrange for compliance training for Access Persons regarding the requirements of the Code, as deemed appropriate.

G.
1919 Fund Board Approval.  As required under Rule 17j-1, each 1919 Fund’s Board of Directors must approve this Code and any material changes made hereto (the Board has six months to approve material changes).

H.
Required Disclosures.  The CCO is responsible for ensuring required disclosures about the Code are made on Form ADV Part 2A and for cooperating with 1919 Fund legal and/or administrative personnel to ensure that required disclosures about the Code are made in applicable 1919 Fund registration statements.

IX. DEFINITIONS

When used in the Code, the following terms have the meanings set forth below:

“1919 Fund” means a Stifel-Affiliated Fund for which 1919 Investment Counsel, LLC acts as investment adviser.  As of the date of the Code, the 1919 Funds are:  1919 Maryland Tax-Free Income Fund, 1919 Financial Services Fund, 1919 Socially Responsive Balanced Fund, and 1919 Variable Socially Responsible Balanced Fund.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

Solely for purposes of the Code, an Access Person is deemed to have a Beneficial Interest in the following:

(1)	any Security owned individually by the Access Person;

(2)	any Security owned jointly by the Access Person with others (for example, joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations); and

(3)	any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if:

a.	the Security is held in an account over which the Access Person has decision making authority (for example, the Access Person acts as trustee, executor, or guardian); or

b.	the Security is held in an account for which the Access Person acts as a broker or investment advisor representative.

In addition, solely for purposes of the Code, an Access Person is deemed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person.

Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the CCO’s attention.  Such questions will be resolved in accordance with, and this definition is subject to, the definition of "beneficial owner" in Rules 16a-1(a) (2) and (5) under the Securities Exchange Act of 1934.

“Entertainment” means any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event, including such business entertainment offered in connection with an educational event or business conference, in which the person providing or paying for such entertainment (or one or more representatives thereof ) accompanies and participates with the person receiving such entertainment irrespective of whether any business is conducted during, or is considered attendant to, such event.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that Security.  Options on Securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Exempt Securities” means the following: (i) bankers’ acceptances, (ii) bank certificates of deposit, (iii) commercial paper, (iv) repurchase agreements, (v) direct obligations of the U.S. Government, (vi) money market funds, (vii) open-end mutual funds other than 1919 Funds and other Stifel-Affiliated Funds, and (viii) unit investment trusts (“UITs”) that invest solely in open-end mutual funds, other than 1919 Funds and other Stifel-Affiliated Funds.

“Immediate Family” of an Access Person means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or other situations this Code is intended to prevent.

 “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under such Act.

“Personal Securities Account” means an account of an Access Person that includes, or may include, Personal Securities Holdings or Personal Securities Transactions of the Access Person.

“Personal Securities Holdings” means Securities in which an Access Person has a Beneficial Interest

“Personal Securities Transaction” means a purchase, sale or other acquisition or disposition of Securities in which an Access Person has or acquires a Beneficial Interest.

“PTA System” means the Protegent PTA online system that 1919ic obtains from Sungard and uses to assist in the administration of the Code, and/or such additional or successor system(s) as 1919ic may utilize for this purpose from time to time.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants.  Solely for purposes of the Code, "Security" also includes futures and options on futures.

“Senior Management” means 1919ic’s Chief Executive Officer or, in his absence or unavailability, another member of 1919ic’s Executive Committee.

“Stifel-Affiliated Fund" means an investment company registered under the Investment Company Act of 1940 (or a portfolio or series thereof, as the case may be) for which an affiliate of Stifel Financial Corp. acts as investment adviser or principal underwriter.  Stifel-Affiliated Funds include the 1919 Funds (defined below).  A list of Stifel-Affiliated Funds, as updated from time to time, will be posted on the PTA System.

X. APPENDICES TO THE CODE

The following appendices are attached to and are a part of the Code:

Appendix 1	Chief Compliance Officer Delegates
Appendix 2	Exempt Securities Account Certification and Agreement
Appendix 3	Managed Account Certification and Agreement
Appendix 4	Request for Approval to Invest in a Private Placement